UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Rule 14a-101)

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☒	Soliciting Material Pursuant to §240.14a-12

DYNEGY INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE:

On January 19, 2011, Dynegy Inc. sent a letter to participants of the Dynegy Inc. 401(k) plans.  A copy of the letter is included below.

Dynegy Inc.
1000 Louisiana Street, Suite 5800
Houston, Texas 77002
Phone 713.507.6400
www.dynegy.com

January 19, 2011

Important Notice Concerning your Dynegy 401(k) Savings Plan1 and Default Investment Options for the Dynegy Stock Fund Upon Closing of the Transactions with Affiliates of Icahn Enterprises L.P.

Dear Plan Participant:

As you may already be aware, on December 15, 2010, Dynegy Inc. (“Dynegy”) entered into a merger agreement (the “Merger Agreement”) providing for the acquisition of Dynegy by IEH Merger Sub LLC (“Parent”), which is a wholly owned subsidiary of Icahn Enterprises Holdings L.P. (“IEH”).  Pursuant to the Merger Agreement, Parent and IEH, as a co-bidder, have made a tender offer to purchase all of the issued and outstanding shares of common stock of Dynegy (the “Common Stock”), including the associated rights issued pursuant to the Stockholder Protection Rights Agreement, dated as of November 22, 2010, and as amended on December 15, 2010 (as it may be further amended from time to time, the “Rights Agreement”), between Dynegy and Mellon Investor Services LLC, as rights agent (the “Rights”, and together with the Common Stock, the “Shares”), at a purchase price of $5.50 per Share, in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 22, 2010 and in the related Letter of Transmittal (the “Offer”).  After the completion of the Offer and the satisfaction or waiver of all of the applicable conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Dynegy, with Dynegy surviving the Merger as a wholly-owned subsidiary of Parent (the “Merger”). In certain circumstances, the parties have agreed to complete the Merger without the prior completion of the Offer, after receipt of the approval of a majority of the issued and outstanding shares of Common Stock held by the Dynegy’s stockholders entitled to vote thereon for the adoption of the Merger Agreement.

Upon the earlier of the closing of the Offer or the Merger, Dynegy will make no new issuances of Shares.  Therefore, those Dynegy 401(k) plans that provide for the funding and automatic investment of Dynegy’s matching contribution in Shares will instead fund those matching contributions with cash after the earlier of the Offer or Merger closing.  Further, upon the closing of the Merger, Dynegy will cease to be a corporation with publicly traded common stock.  Therefore, in connection with the closing of the Merger, each share of Common Stock then issued and outstanding (other than shares of Common Stock owned by Dynegy, Parent or Merger Sub, or any of their respective direct or indirect subsidiaries, and other than shares of Common Stock that are held by stockholders, if any, who are entitled to and have properly exercised their appraisal rights under Delaware law) will be converted into the right to receive $5.50 in cash, without interest and less any applicable withholding taxes, and the Dynegy Stock Fund will cease to be an investment option under the Dynegy 401(k) plans.  Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including approval by our stockholders of the proposal to adopt the Merger Agreement, we anticipate that the Merger will be completed in the first quarter of 2011.

__________________________________
1 For participants in the Dynegy Inc. 401(k) Savings Plan, Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered Under a Collective Bargaining Agreement, Dynegy Midwest Generation, Inc. 401(k) Savings Plan, and Dynegy Northeast Generation, Inc. Savings Incentive Plan.

If you participate in one of the Dynegy 401(k) plans (collectively, the “401(k) Plans”) listed above and have a balance in the Dynegy Stock Fund at the time of the closing of the Merger, or if you have a balance in the Dynegy Stock Fund and elect to tender your shares in connection with the Offer, as described in more detail below, the proceeds from the sale of your shares will be credited to your 401(k) Plan account and invested in a Vanguard Target Retirement Fund, which is the default option for the 401(k) Plans.

Freeze Period Reminder

In connection with the closing of the Offer as well as in connection with the closing of the Merger, activity in your Dynegy Stock Fund will be temporarily restricted or “frozen” as explained in the “Notice to Participants of the Dynegy 401(k) Plans” (the “Tender Offer Notice”) and the “Important Notice Concerning a Dynegy Stock Fund Freeze for the Dynegy 401(k) Savings Plans” sent by Vanguard on January 3, 2011 and Dynegy on January 11, 2011, respectively.

While the freeze is in place, you will not be able to conduct any transactions involving the Dynegy Stock Fund.  For example, you will not be able to move investments into or out of the Dynegy Stock Fund or request a distribution of any amounts invested in the Dynegy Stock Fund.  You can find out whether the freeze period has started or ended by contacting Vanguard Participant Services at (800) 523-1188, Monday through Friday from 8:30 a.m. to 9 p.m., Eastern time.  A notice will be sent to you as soon as administratively feasible once each freeze has lifted.

What will happen to my 401(k) Plan account in connection with the Offer closing and/or the Merger closing?

Offer closing

If you elect to tender your Shares held in the 401(k) Plan in connection with the Offer, you must follow the instructions provided in the Tender Offer Notice previously distributed by Vanguard on January 3, 2011.  Upon the closing of the Offer, those Shares will be converted to cash and moved to the Vanguard Target Retirement Fund with the date closest to the year you will reach age 65.  During the time that those assets are being converted from the Dynegy Stock Fund to the Target Retirement Fund, those amounts will be out of the market and will not receive any earnings or incur any losses based on market performance. The movement of those assets to the Target Retirement Fund will be completed as soon as administratively feasible following the closing of the Offer.

Elimination of the Dynegy Stock Fund investment option

As noted above, the Dynegy Stock Fund will be closed and eliminated as an investment option under the 401(k) Plans after the Merger has closed.

Assets invested in the Dynegy Stock Fund at Merger closing

If you did not elect to tender your Shares held in the 401(k) Plan in connection with the Offer and have 401(k) Plan assets invested in the Dynegy Stock Fund at the time of the closing of the Merger, when the freeze period begins those amounts will be converted to cash and moved to the Vanguard Target Retirement Fund with the date closest to the year you will reach age 65.  During the time that those assets are being converted from the Dynegy Stock Fund to the Target Retirement Fund, those amounts will be out of the market and will not receive any earnings or incur any losses based on market performance. The movement of those assets to the Target Retirement Fund will be completed as soon as administratively feasible following the closing of the Merger.

Investment of post-Merger closing 401(k) Plan contributions designated for the Dynegy Stock Fund

If you have an election on file that your 401(k) Plan contributions be invested in the Dynegy Stock Fund, your election will be cancelled once the Merger has closed, and your future contributions will be invested in the Vanguard Target Retirement Fund with the date closest to the year you will reach age 65.  You may change your allocation at any time.

Investments in Target Retirement Funds are subject to the risks of their underlying funds. The year in the fund name refers to the approximate year (the target date) when an investor in the fund would retire and leave the workforce. The fund will gradually shift its emphasis from more aggressive investments to more conservative ones based on its target date. An investment in a Target Retirement Fund is not guaranteed at any time, including on or after the target date.

Funding and investment of post-closing 401(k) Plan matching contributions

Following the Merger closing, Dynegy will continue to match your contributions in accordance with the provisions of your Dynegy 401(k) Plan (subject to Dynegy’s right to amend those plans).  However, if you participate in a Dynegy 401(k) Plan that currently provides for matching contributions to be funded and automatically invested in Shares, after the earlier of the closing of the Offer or the Merger, those matching contributions will no longer be funded and automatically invested in Shares.  Instead, future matching contributions will be funded with cash and invested in the same way as your contributions, unless you change your election.  After the earlier of the closing of the Offer or the Merger, you will be permitted to make separate investment elections for Dynegy’s matching contributions and your voluntary contributions.

Note that, before and after the freeze periods, you can transfer money between plan investment options or redirect your contributions at any time.  Any such election will be implemented as of the first administratively feasible pay period following the election. If you wish to elect an investment option different from the default investment option described above, you may make such an election at any time on or after the closing of the Offer and/or the Merger and the end of the applicable freeze period, and it will be implemented as of the first administratively feasible pay period following the election. Note, though, that requests to transfer funds from the Dynegy Stock Fund before the freeze will be subject to Dynegy’s insider trading policy and any applicable window period group restrictions.  (This policy and these restrictions do not apply if you are currently not an employee, officer or director of Dynegy.)  If you are such an individual, review Dynegy’s insider trading policy for more details and contact the Dynegy Legal Department for more information.

Review your investments

Because certain account activity will be restricted during the freeze periods, it is important that you review your current investments. For your long-term retirement needs, you should carefully consider the importance of a balanced and diversified investment portfolio, taking into account all your assets, income, and investments. Diversification does not ensure a profit or protect against a loss in a declining market, and all investing is subject to risk.  You may want to consult with your own investment, financial and/or tax advisors before making decisions regarding your plan investments.

To reallocate your account balance

To reallocate your account balance among different 401(k) Plan investment options, call Vanguard Participant Services by phone at (800) 523-1188 Monday through Friday from 8:30 a.m. to 9 p.m., Eastern time.  You may also do so by logging on to Vanguard’s website at http://www.Vanguard.com.

Questions?

You may obtain free copies of the documents filed with the SEC by Dynegy by directing a request by mail or telephone to Dynegy Inc., Attn: Corporate Secretary, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, telephone: (713) 507-6400, or from Dynegy’s website, http://www.dynegy.com.   For details about the Offer and Merger, go to Dynegy.com or the Securities and Exchange Commission’s Web site at www.sec.gov. For more information about the investment options in your plan, log on to your Vanguard account through Vanguard’s website.  If you have any questions about this notice or you would like personal assistance, contact Vanguard Participant Services by phone at (800) 523-1188 Monday through Friday from 8:30 a.m. to 9 p.m., Eastern time, or in writing at:

Vanguard
Plan number: ________ (include from your account statement)
P.O. Box 2900
Valley Forge, PA 19482-2900

Sincerely,

/s/ Julius Cox
Julius Cox,
Vice President Human Resources

Note:

All statements in this notice are subject to the provisions and terms of the 401(k) Plan documents, which will govern in the event of any differences from this notice.

For more information about the 401(k) Plan investment options, visit Vanguard.com or call (800) 523-1188 to obtain a prospectus or other available documentation. Investment objectives, risks, charges, expenses, and other important information about a fund are contained in the applicable prospectus or other available documentation; read and consider that carefully before investing.

Cautionary Statement Regarding Forward-Looking Statements

This letter contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward looking statements.” Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its most recent Form 10-K and subsequent reports on Form 10-Q, the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in its definitive proxy statement filed with the SEC on October 4, 2010, the section entitled “Forward-Looking Statements” in its preliminary consent revocation statement filed with the SEC on November 26, 2010 and the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in its preliminary proxy statement filed with the SEC on January 10, 2011. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this letter could be affected by, among other things, (i) the timing and anticipated benefits to be achieved through Dynegy’s 2010-2013 company-wide cost savings program; (ii) beliefs and assumptions relating to liquidity, available borrowing capacity and capital resources generally; (iii) expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations to which Dynegy is, or could become, subject; (iv) beliefs about commodity pricing and generation volumes; (v) anticipated liquidity in the regional power and fuel markets in which Dynegy transacts, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties; (vi) sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof; (vii) beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the potential for a market recovery over the longer term; (viii) the effectiveness of Dynegy’s strategies to capture opportunities presented by changes in commodity prices and to manage its exposure to energy price volatility; (ix) beliefs and assumptions about weather and general economic conditions; (x) beliefs regarding the U.S. economy, its trajectory and its impacts, as well as Dynegy’s stock price; (xi) projected operating or financial results, including anticipated cash flows from operations, revenues and profitability; (xii) expectations regarding Dynegy’s revolver capacity, credit facility compliance, collateral demands, capital expenditures, interest expense and other payments; (xiii) Dynegy’s focus on safety and its ability to efficiently operate its assets so as to maximize its revenue generating opportunities and operating margins; (xiv) beliefs about the outcome of legal, regulatory, administrative and legislative matters; (xv) expectations and estimates regarding capital and maintenance expenditures, including the Midwest Consent Decree and its associated costs; (xvi) uncertainties associated with the consent solicitation (the “Seneca Capital Solicitation”) engaged in by Seneca Capital International Master Fund, L.P., Seneca Capital, L.P., Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, Seneca Capital International GP, LLC, Seneca Capital Advisors, LLC and Douglas A. Hirsch (“Seneca Capital”) and (xvii) uncertainties associated with the proposed acquisition of Dynegy by an affiliate of Icahn Enterprises LP (the “Transaction”), including uncertainties relating to the anticipated timing of filings and approvals relating to the Transaction, the outcome of legal proceedings that may be instituted against Dynegy and/or others relating to the Transaction, the expected timing of completion of the Transaction, the satisfaction of the conditions to the consummation of the Transaction and the ability to complete the Transaction. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

Notice to Investors

This letter is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy the outstanding Shares are being made pursuant to an offer to purchase and related materials that Parent and IEH, as a co-bidder, have filed with the SEC. Parent and IEH, as a co-bidder, filed a tender offer statement on Schedule TO with the SEC in connection with the commencement of the offer, and the Company has filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and each amendment thereto and the solicitation/recommendation statement and each amendment thereto contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials have or will be sent free of charge to all stockholders of Dynegy. In addition, all of these materials (and all other materials filed by Dynegy with the SEC) are or will be available at no charge from the SEC through its website at www.sec.gov. The Schedule 14D-9 and related materials may be obtained for free from D.F. King & Co., Inc., Toll-Free Telephone: (800) 697-6975. Investors may also obtain copies of the Schedule TO and the related materials free from Morrow & Company; banks and brokerage firms can call Morrow & Company at (203) 657-9400, and stockholders can call Morrow & Company toll free at (800) 607-0088 . Investors and security holders may also obtain free copies of the documents filed with the SEC by the Company by directing a request by mail or telephone to Dynegy Inc., Attn: Corporate Secretary, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, telephone: (713) 507-6400, or from Dynegy’s website, http://www.dynegy.com.

Additional Information About the Merger and Where to Find It

In connection with the potential merger, Dynegy filed a preliminary proxy statement with the SEC on January 10, 2011. When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Dynegy’s stockholders are able to obtain, without charge, a copy of the preliminary proxy statement, the definitive proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Dynegy’s stockholders will also be able to obtain, without charge, a copy of the preliminary proxy statement, the definitive proxy statement (when available) and other relevant documents (when available) by directing a request by mail or telephone to Dynegy Inc., Attn: Corporate Secretary, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, telephone: (713) 507-6400, or from the Company’s website, http://www.dynegy.com.

Participants in the Solicitation

Dynegy and its directors and officers may be deemed to be participants in the solicitation of proxies from Dynegy’s stockholders with respect to the Merger. Information about Dynegy’s directors and executive officers and their ownership of Dynegy’s common stock is set forth in the proxy statement for Dynegy’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 2, 2010 and in Dynegy’s Schedule 14D-9 filed with the SEC on December 30, 2010. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the Merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the Merger, when filed with the SEC.